Exhibit 10.17


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                            SHARE EXCHANGE AGREEMENT

                                  By and Among
                      GREEN PLAINS RENEWABLE ENERGY, INC.,
                             SUPERIOR ETHANOL, LLC,
                                     and the
                               CONTROLLING MANAGER
                             As of February 22, 2006

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                            SHARE EXCHANGE AGREEMENT

         This Share Exchange Agreement (hereinafter the "Agreement") is entered into effective as of this 22nd day of February, 2006, by and among Green Plains Renewable Energy, Inc., an Iowa corporation (hereinafter "GPRE"), Superior Ethanol, LLC, an Iowa limited liability company (hereinafter "Superior"), Brian
D. Peterson, a manager and the sole member of Superior (hereinafter "Controlling Manager").

                                    RECITALS:

         WHEREAS, Controlling Manager owns all of the membership interest of Superior (the "Superior Stock"). GPRE desires to acquire the Superior Stock in exchange for 100,000 shares of restricted voting common stock of GPRE (the "GPRE Stock"), making Superior a wholly-owned subsidiary of GPRE.

         NOW THEREFORE, for the mutual consideration set out herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.01 Definitions. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings provided by GAAP. Certain capitalized terms are used in this Agreement as specifically defined in this
Section 1.1 as follows:

         "Affiliate" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with Superior (or other specified Person) and shall include (a) any Person who is an officer, director or beneficial holder of at least 10% of the outstanding capital stock of Superior (or other specified Person), (b) any Person of which Superior (or other specified Person) or any officer or director of Superior (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of the outstanding equity securities or constitute at least a 10% participant, and
(c) in the case of a specified Person who is an individual, Members of the Immediate Family of such Person; provided, however, that Controlling Manager shall not be Affiliates of Superior for purposes of this Agreement.

         "Agreement" is defined in the Preamble.

         "Balance Sheet Date" is defined in Section 4.06.

         "Bylaws" means all written rules, regulations, procedures, bylaws, operating agreements and all other similar documents, relating to the management, governance or internal regulation of a Person other than an individual, each as from time to time amended or modified.

         "Charter" means the articles or certificate of incorporation, articles of organization, statute, constitution, joint venture or partnership agreement or articles or other charter of any Person other than an individual, each as from time to time amended or modified.

         "Closing" is defined in Section 2.02.

         "Code" means the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, as from time to time amended and in effect.

         "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act, the Exchange Act or both.

         "Contractual Obligation" means, with respect to any Person, any contracts, agreements, deeds, mortgages, leases, licenses, other instruments, commitments, undertakings, arrangements or understandings, written or oral, or other documents, including any document or instrument evidencing indebtedness, to which any such Person is a party or otherwise subject to or bound by or to which any asset of any such Person is subject.

         "Controlling Manager" is defined in the preamble.

         "Debt Funding Documents" is defined in Section 2.03(i).

         "Employee Benefit Plan" means each and all "employee benefit plans" as defined in section 3(3) of ERISA, maintained or contributed to by Superior, any of its Affiliates or any of their respective predecessors, or in which Superior, any of its Affiliates or any of their respective predecessors participates or participated and which provides benefits to employees of Superior or their spouses or covered dependents or with respect to which Superior has or may have a material liability, including, (i) any such plans that are "employee welfare plans" as defined in section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in section 3(2) of ERISA.

         "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor statute and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereof, collectively and as from time to time amended and in effect.

         "ERISA Group", with respect to any entity, means any Person which is a member of the same "controlled group" or under "common control", within the meaning of section 414(b) or (c) of the Code or section 4001(b)(1) of ERISA, with such entity.

         "Exchange Act" means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as from time to time amended and in effect.

         "Financial Statements" is defined in Section 4.06.

         "GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

         "GPRE" is defined in the Preamble.

         "GPRE Stock" is defined in the Recitals.

         "Intellectual Property" is defined in Section 4.17(a).

         "Intellectual Property Licenses" is defined in Section 4.17(d).

         "Legal Requirement" means any federal, state or local law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing.

         "Material Adverse Effect" means a material adverse effect upon the business, assets, financial condition, income or prospects of the party in question.

         "Members of the Immediate Family," as applied to any individual, means each parent, spouse, child, brother, sister or the spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such persons and each custodian of a property of one or more such persons.

         "Other Intellectual Property" is defined in Section 4.17(c).

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

         "Pension Plan" means each pension plan (as defined in section 3(2) of ERISA) established or maintained, or to which contributions are or were made by Superior or any of its Subsidiaries or former Subsidiaries, or any Person which is a member of the same ERISA Group with any of the foregoing.

         "Person" means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization and any governmental department or agency or political subdivision.

         "Property" is defined in Section 2.03(i).

         "Rescission Period" is defined in Section 5.03.

         "Shares" is defined in Section 2.01.

         "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be from time to time amended and in effect.

         "Superior" is defined in the Preamble.

         "Superior Intellectual Property" is defined in Section 4.17(b).

         "Superior Stock" is defined in the Recitals.

         "Transaction Prerequisites" is defined in Section 2.03(h).

         "Welfare Plan" means each welfare plan (as defined in section 3(l) of ERISA) established or maintained, or to which any contributions are or were made, by Superior or any of its Subsidiaries or any Person which is a member of the same ERISA Group with any of the foregoing.


                                   ARTICLE II
                                 SHARE EXCHANGE

         2.01 Plan of Share Exchange. It is hereby agreed that the Superior Stock shall be acquired by GPRE at Closing in exchange for 100,000 shares of restricted GPRE Stock (the "Shares"). It is the intention of the parties hereto that this transaction will qualify as a corporate reorganization under Section 368(a)(1)(B) of the Code, and related or other applicable sections thereunder. However, neither party is making any representations or warranties regarding the tax treatment of this transaction.

         2.02 Closing. The closing of the Agreement (the "Closing") shall take place in Salt Lake City, Utah, at the offices of Blackburn & Stoll, LC. The Closing shall take place on a date no later than February __, 2006 or at such other place and time as the parties may otherwise agree.

         Notwithstanding the foregoing, the parties will endeavor in good faith to effectuate the Closing simultaneously in different locations to avoid the travel and additional expense of requiring all parties to be simultaneously located in the same place. In connection therewith, the parties will deliver, in escrow to opposing counsel and other appropriate parties, all assignments, instructions, documents, certificates, wire transfer instructions, escrow instructions and other matters and things necessary to effect Closing in such manner.

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         2.03 Conditions to Closing for GPRE. GPRE's several obligations to purchase Superior Stock pursuant to this Agreement on the Closing date are subject to the satisfaction, on or prior to the Closing date, of the following conditions:

         (a) Representations and Warranties Correct. The representations and warranties made by Superior and Controlling Manager herein shall have been true and correct when made and shall be true and correct on and as of the Closing date, with the same force and effect as though made on and as of the Closing date, except for representations and warranties that are made as of a specific date which shall only be required to be true and correct as of such date.

         (b) Performance. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by Superior and Controlling Manager on or prior to the Closing shall have been performed or complied with and neither Superior nor the Controlling Manager shall be in default in the performance of or compliance with any provisions of this Agreement.

         (c) Compliance Certificates. Superior shall have delivered to GPRE a certificate of the manager of Superior, dated the date of the Closing date, certifying to the matters stated in Sections 2.03(a) and (b).

         (d) Certified Documents. Superior shall have delivered to GPRE copies of each of the following which shall be true and correct copies in full force and effect as of the Closing date: (i) the Charter of Superior certified by Superior's secretary as of the Closing date; (ii) the Bylaws of Superior, certified by Superior's secretary as of the Closing date; and (iii) resolutions of the manager of Superior, the form and substance of which are reasonably satisfactory to GPRE, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         (e) Consents. All consents and approvals to the transactions contemplated by this Agreement required to be obtained by Superior and/or Controlling Manager from any third party shall have been obtained.

         (f) Legality. All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful issuance and exchange of the GPRE Stock and the exchange of Superior Stock pursuant to this Agreement shall have been duly obtained and shall be in full force and effect.

         (g) Due Diligence. After completing its due diligence investigation prior to the Closing, GPRE shall have determined that, in GPRE's sole discretion, the financial condition of Superior and the condition of Superior otherwise is suitable to GPRE. In the event that GPRE determines, in its sole discretion, that Superior is not suitable to GPRE for any reason whatsoever, then GPRE may rescind this Agreement prior to Closing by giving written notice to Superior prior to Closing. In the event of any such rescission, this Agreement thereafter shall be null and void and neither party shall have any obligation to the other.

         (h) Transaction Prerequisites. At Closing, or at such later time as the parties may agree, the following shall have occurred (the "Transaction Prerequisites"):

                  (i) Superior will have had at least $210,000 in its bank account(s).

                  (ii) The land that Superior has options on pertaining to the proposed site shall have been awarded a complete property tax abatement from Dickinson County, Iowa, for a period of twelve years, with three additional years of a tax abatement of 50% (fifty percent).

                  (iii) The land that Superior has options on pertaining to the proposed site shall be zoned "heavy industrial" and shall also have any other special zoning or zoning permits required to allow construction of the proposed ethanol plant.

         (i) Transaction Documents. At Closing, or at such later time as the parties may agree, Superior shall deliver to GPRE the following (the "Debt Funding Documents"):

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                  (i) Ten year pro forma financial statements prepared by
         Christianson & Associates, PLLP, in a form that is reasonably acceptable to the lender(s) that GPRE solicits to obtain funds for the construction of an ethanol plant in or near Superior, Iowa. The parties agree that such financial statements shall be prepared post-Closing at GPRE's expense.

                  (ii) A feasibility study completed by PRX Pro Experts relating to the Property.

                  (iii) Superior shall have options to acquire at least 135 (one hundred thirty five) acres of continuous real property in Dickinson County, Iowa (the "Property").

         (j) General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to GPRE, and GPRE shall have received copies of all documents, including records of corporate proceedings and officers' certificates, which they may have reasonably requested in connection therewith.

         2.04 Conditions to Closing for Superior. Superior's several obligations to enter into the transactions described in this Agreement on the Closing date are subject to the satisfaction, on or prior to the Closing date, of the following conditions:

         (a) Representations and Warranties Correct. The representations and warranties made by GPRE herein shall have been true and correct when made and shall be true and correct on and as of the Closing date with the same force and effect as though made on and as of the Closing date.

         (b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by GPRE on or prior to the Closing shall have been performed or complied with and GPRE shall not be in default in the performance of or compliance with any provisions of this Agreement.

         (c) Compliance Certificates. GPRE shall have delivered to GPRE a certificate of the chief executive officer or chief financial officer of GPRE, dated the date of the Closing date, certifying to the matters stated in Sections 2.04(a) and (b).

         (d) Certified Documents. GPRE shall have delivered to Superior copies of each of the following which shall be true and correct copies in full force and effect as of the Closing date: (i) the Charter of GPRE certified by GPRE's secretary as of the Closing date; (ii) the Bylaws of GPRE, certified by GPRE's secretary as of the Closing date; and (iii) resolutions of the Board of Directors of GPRE, certified by GPRE's secretary as of the Closing date, the form and substance of which are reasonably satisfactory to GPRE, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         (e) Consents. All consents and approvals to the transactions contemplated by this Agreement required to be obtained by any Seller from any third party shall have been obtained by such Seller.

         (f) Legality. All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful issuance and exchange of the GPRE Stock and the exchange of Superior Stock pursuant to this Agreement shall have been duly obtained and shall be in full force and effect.

         (g) Due Diligence. After completing its due diligence investigation prior to the Closing, Superior shall have determined that, in Superior's sole discretion, the financial condition of GPRE and the condition of GPRE otherwise is suitable to Superior and its Controlling Manager. In the event that Superior

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determines, in its sole discretion, that GPRE is not suitable to Superior or its
Controlling Manager for any reason whatsoever, then Superior may rescind this Agreement by giving written notice to GPRE. In the event of any such rescission, this Agreement thereafter shall be null and void and neither party shall have any obligation to the other.

         (h) General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Superior, and Superior shall have received copies of all documents, including records of corporate proceedings and officers' certificates, which they may have reasonably requested in connection therewith.

         2.05 Other Events Occurring at Closing. At Closing, the following shall be accomplished:

         (a) All of the manager and officers, if any, of Superior shall resign and the nominees identified by GPRE shall have been appointed.

         (b) This Agreement shall have been duly authorized, executed, and delivered by the parties hereto and a copy of such executed agreement shall have been delivered to GPRE and Controlling Manager.

         (c) Such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement shall have been duly authorized, executed and delivered by the parties thereto and a copy of such executed instruments, documents and certificates shall have been delivered to GPRE.

         (d) All of the certificates representing the Superior Stock shall be delivered to GPRE, duly and validly endorsed for transfer to GPRE.

         (e) The GPRE Stock certificates representing the shares to be issued and delivered to the Controlling Manager as described herein shall be issued and held by GPRE for delivery pursuant to the provisions of Section 5.05.

         (f) GPRE shall deliver to Superior a certificate of good standing of GPRE issued by the Secretary of State of Iowa and such certificate dated no earlier than thirty (30) days prior to the Closing.

         (g) Superior shall deliver to GPRE a certificate of good standing of Superior issued by the Secretary of State of Iowa and such certificate dated no earlier than thirty (30) business days prior to the Closing.


                                   ARTICLE III
                             REPRESENTATIONS OF GPRE

         GPRE hereby represents and warrants to Controlling Manager as follows:

         3.01 Authorization. All shareholder approval and corporate action on the part of GPRE necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein has been or will be taken prior to the Closing date. This Agreement is a legal, valid and binding agreement of GPRE, enforceable in accordance with its terms. The execution, delivery and performance by GPRE of this Agreement and the issuance and exchange of the GPRE Stock will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any Legal Requirement to which GPRE is subject, or any Charter or Bylaws, or any Contractual Obligation to which GPRE is a party or by which GPRE is bound.

         3.02 Organization. GPRE is a duly organized and validly existing corporation in good standing under the laws of Iowa. GPRE is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it does business, except where the failure to be so qualified would not have a Material Adverse Effect.

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         3.03 Corporate Power. GPRE has all necessary corporate power and authority to enter into and perform this Agreement, to issue and sell the GPRE Stock, to own all the properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it. GPRE has taken all corporate action necessary to authorize this Agreement and the issuance of the GPRE Stock to be issued and exchanged hereunder.

         3.04 Capitalization. As of the date hereof, the authorized capital stock of GPRE consists of 25,000,000 shares of common stock, $.001 par value per share, of which 4,220,990 shares are outstanding. All of the outstanding shares of capital stock of GPRE, including the GPRE Stock to be issued pursuant to this Agreement, will be, upon consummation of the transactions contemplated by this Agreement, validly issued, fully paid, nonassessable and subject to no lien or restriction on transfer, except restrictions on transfer imposed by applicable securities laws. All of the outstanding shares of capital stock have been offered and exchanged in compliance with applicable federal and state securities laws. GPRE has no outstanding (i) rights (either preemptive or otherwise) or options to subscribe for or purchase, or any warrants or other agreements providing for or requiring the issuance of, any capital stock or any securities convertible into or exchangeable for its capital stock, (ii) obligation to repurchase or otherwise acquire or retire any of its capital stock, any securities convertible into or exchangeable for its capital stock or any rights, options or warrants with respect thereto, (iii) rights that require it to register the offering of any of its securities under the Securities Act or (iv) any restrictions on voting any of its securities.

         3.05 Accredited Investor Status. GPRE is a sophisticated and an "accredited investor" as defined under Rule 501 of Regulation D as promulgated under the Securities Act.

         3.06 Litigation. No litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to GPRE's knowledge, threatened (nor to GPRE's knowledge, does any basis exist therefor) against GPRE or, to GPRE's knowledge, any officer of GPRE, which individually or in the aggregate could result in any material liability or which may otherwise result in a Material Adverse Effect, or which seeks rescission of, seeks to enjoin the consummation of, or which questions the validity of, this Agreement or any of the transactions contemplated hereby.

         3.07 Disclosure. GPRE's Registration Statement on Form S-1, filed with the Commission on March 7, 2005, and GPRE's subsequent filings with the Commission did not contain any untrue statement of a material fact, nor omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading as of the filing date. Neither this Agreement, nor any agreement, certificate, statement or document furnished in writing by or on behalf of the GPRE in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV
               REPRESENTATIONS OF SUPERIOR AND CONTROLLING MANAGER

         Superior and Controlling Manager, jointly and severally, represent and warrant to GPRE as follows:

         4.01 Authorization. All approvals and company action on the part of Superior necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein has been or will be taken prior to the Closing date. This Agreement is a legal, valid, and binding agreement of Superior and the Controlling Manager, enforceable in accordance with its terms. The execution, delivery and performance by Controlling Manager and Superior of this Agreement and the transfer of Superior Stock will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any Legal Requirement to which any Controlling Manager or Superior is subject, or Superior's Charter or Bylaws, or any Contractual Obligation to which any Controlling Manager or Superior is a party or by which any such party is bound.

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         4.02 Organization. Superior is a duly organized and validly existing limited liability company in good standing under the laws of Iowa. Superior is duly qualified to do business as a foreign company and is in good standing in each jurisdiction in which it does business, except where the failure to be so qualified would not have a Material Adverse Effect.

         4.03 Company Power. Superior and Controlling Manager have all necessary power and authority to enter into and perform this Agreement and Controlling Manager has the power and authority to sell the Superior Stock he owns hereunder. To the best of its knowledge with investigation, Superior has all necessary power and authority to own all the properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it. Superior and Controlling Manager have taken all action necessary to authorize this Agreement and the sale of the Superior Stock to be exchanged hereunder.

         4.04 Subsidiaries. Superior has no Subsidiaries.

         4.05 Capitalization. The authorized capital stock of Superior as of the date of the Agreement is one million (1,000,000). The number of shares of Superior Stock outstanding as of the date of this Agreement is one thousand (1,000). All of the outstanding shares of capital stock of Superior are validly issued, fully paid, nonassessable and the shares of capital stock owned by the Controlling Manager are subject to no lien or restriction on transfer, except restrictions on transfer imposed by applicable securities laws or as otherwise set forth in Schedule 4.05. All of the outstanding shares of capital stock have been offered and issued, and will be exchanged at Closing in compliance with applicable federal and state securities laws. Other than as set forth in
Schedule 4.05, Superior has no outstanding (i) rights (either preemptive or otherwise) or options to subscribe for or purchase, or any warrants or other agreements providing for or requiring the issuance of, any capital stock or any securities convertible into or exchangeable for its capital stock, (ii) obligation to repurchase or otherwise acquire or retire any of its capital stock, any securities convertible into or exchangeable for its capital stock or any rights, options or warrants with respect thereto, (iii) rights that require it to register the offering of any of its securities under the Securities Act or
(iv) any restrictions on voting any of its securities.

         4.06 Financial Statements. GPRE has been furnished with complete and correct copies of the following financial statements of Superior (the "Financial Statements"): (a) the unaudited balance sheet of Superior as of January 31, 2006 (the "Balance Sheet Date") and (b) the unaudited transaction report of Superior as of January 31, 2006, and (c) any tax return prepared for Superior or for Controlling Manager that relates to Superior for the tax period ending December 31, 2005 together with the unaudited balance sheet of Superior as of December 31, 2005. The Financial Statements have been prepared in accordance with GAAP consistently applied, except that the Financial Statements do not contain the notes required by generally accepted accounting principles, and fairly and accurately present the financial condition of Superior at the date thereof and the results of its operations for the period covered thereby. All the books, records and accounts of Superior are accurate and complete, are in accordance with good business practice and all laws, regulations and rules applicable to Superior the conduct of its business and accurately present and reflect all of the transactions described therein.

         4.07 Outstanding Debt: Absence of Liabilities. Superior (i) does not have any outstanding indebtedness for borrowed money except as reflected in the Financial Statements or Schedule 4.07 and (ii) except as reflected, is not a guarantor or otherwise contingently liable on such indebtedness of any other Person. Except as set forth in Schedule 4.07, Superior, to the best of its knowledge with investigation, does not have any material liabilities or obligations, contingent or otherwise, which are not reflected or provided for in the Financial Statements.

         4.08 Changes in Condition. Since the Balance Sheet Date, there have occurred no event or events that, individually or in the aggregate, have caused or will cause a Material Adverse Effect. Except as set forth in Schedule 4.08, since the Balance Sheet Date, Superior has not (a) declared any dividend or other distribution on any shares of its capital stock, (b) made any payment (other than compensation to its directors, officers and employees at rates in effect prior to the Balance Sheet Date or for bonuses accrued in accordance with normal practice prior to the Balance Sheet Date) to any of its Affiliates, (c) increased the compensation, including bonuses, payable or to be payable to any of its directors, officers, employees or Affiliates, or (d) entered into any

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Contractual Obligation, or entered into or performed any other transaction, not in the ordinary and usual course of business and consistent with past practice, other than as specifically contemplated by this Agreement.

         4.09 Contractual Obligations. Schedule 4.09 contains, together with a reference to the paragraph pursuant to which each item is being disclosed, a correct and complete list of all Contractual Obligations of a material nature of Superior of the types described below:

         (a) All collective bargaining agreements, all employment, bonus or consulting agreements, all pension, profit sharing, deferred compensation, stock option, stock purchase, retirement, welfare or incentive plans or agreements, and all plans, agreements or practices that constitute "fringe benefits" to any of the employees of Superior.

         (b) All Contractual Obligations under which Superior is restricted from carrying on any business, venture or other activities anywhere in the world.

         (c) All Contractual Obligations to sell or lease (as lessor) any of the properties or assets of Superior, except in the ordinary course of business, or to purchase or lease (as lessee) any real property.

         (d) All Contractual Obligations pursuant to which Superior guarantees any liability of any Person, or pursuant to which any Person guarantees any liability of Superior.

         (e) All Contractual Obligations pursuant to which Superior provides goods or services involving payments to Superior of more than $1,000 annually, which Contractual Obligation is not terminable by Superior without penalty upon notice of thirty (30) days or less.

         (f) All Contractual Obligations with any Affiliate of Superior.

         (g) All Contractual Obligations providing for the disposition of the business, assets, or shares of Superior or the merger or consolidation or sale or purchase of all or substantially all of the assets or business of any Person, and any letters of intent relating to the foregoing.

         (h) All Contractual Obligations of Superior relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien on, any asset of Superior (except liens imposed by operation of law in favor of landlords, suppliers, mechanics or others who provide services to Superior).

         (i) All of the Contractual Obligations of Superior that are enforceable against Superior and, to Superior's knowledge, the other parties thereto in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors' rights generally. Superior is not in default under nor, to Superior's knowledge, are there any liabilities arising from any breach or default by any Person prior to the date of this Agreement of, any provision of any such Contractual Obligation. Upon request by counsel for GPRE, Superior will, prior to Closing, furnish to counsel for the GPRE true and correct copies of all Contractual Obligations listed in Schedule 4.09.

         4.10 Insurance. To Superior's knowledge its insurance policies in full force and effect, written by reputable insurers licensed to write insurance in the states in which Superior conducts business, which insurance contracts provide for coverages which are usual and customary in its business as to amount and scope. Schedule 4.10 contains a correct and complete list and description of all insurance policies owned by Superior, correct and complete copies of which have previously been made available to GPRE. Superior is not in default under any of its insurance policies, nor has Superior received any notice of cancellation or intent to cancel or increase premiums with respect to present insurance policies. Schedule 4.10 also contains a list of all pending claims with any insurance company and any instances of a denial of coverage of Superior by any insurance company.

         4.11 Transactions with Affiliates. Other than as set forth in Schedule 4.11, no Affiliate of Superior is a customer or supplier of, or is party to any Contractual Obligation with Superior.

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         4.12 Conformity With Legal Requirements. To the best of Superior's and the Controlling Manager' knowledge with investigation, (a) the operations of Superior as now conducted are not in violation of, nor is Superior in default under, any Legal Requirements presently in effect or Superior's Charter or Bylaws, and (b) Superior has all franchises, licenses, permits or other authority presently necessary for the conduct of its business as now conducted.

         4.13 Benefit Plans. Superior does not, and has not previously had, any Employee Benefit Plans or Welfare Plans.

         4.14 Employees. None of the employees of Superior are presently represented by a labor union, and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. Except as set forth in
Schedule 4.14, to Superior's knowledge no controversies or disputes are pending between Superior and any of its employees. To Superior's knowledge, no employee of Superior is in violation of any term of any Contractual Obligation with a former employer relating to the right of any such employee to be employed by Superior because of the nature of Superior's business or the use of any trade secrets or proprietary information. Except as set forth in Schedule 4.14, each employee of Superior is an "employee at will" and may be terminated by Superior without payment of any amounts other than accrued wages.

         4.15 Taxes. Superior has filed all federal, state and local tax and information returns which are required to be filed by it and such returns are true and correct. Superior has paid all taxes, interest and penalties, if any, reflected in such tax returns or otherwise due and payable by it. Superior has no knowledge of any material additional assessments or any basis therefor. The charges, accruals and reserves on the balance sheet of Superior as of the Balance Sheet Date in respect of taxes or other governmental charges are adequate in amount for the payment of all liabilities for such taxes or other governmental charges. Superior has withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected therefrom and has paid over such amounts to the appropriate taxing authorities. Any deficiencies proposed as a result of any governmental audits of such tax returns have been paid or settled or are being contested in good faith, and there are no present disputes as to taxes payable by Superior.

         4.16 Litigation. Except as set forth in Schedule 4.16, no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to Superior's knowledge, threatened (nor to Superior's knowledge, does any basis exist therefor) against Superior or, to Superior's knowledge, any officer of Superior, which individually or in the aggregate could result in any material liability or which may otherwise result in a Material Adverse Effect, or which seeks rescission of, seeks to enjoin the consummation of, or which questions the validity of, this Agreement or any of the transactions contemplated hereby.

         4.17 Patents and Trademarks.

                  (a) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith anywhere in the world held by such Person and not otherwise in the public domain: (1) all United States, international and foreign patents and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (2) all inventions (whether patentable or not), patterns, drawings, blueprints, specifications, products in development, processes, applications, circuits, invention disclosures, improvements, trade secrets, proprietary information, know how, mask works (and all information contained in a mask but not yet fixed in a chip), technology, technical data and customer lists, and all documentation relating to any of the foregoing; (3) all copyrights, copyright registrations and applications therefor; (4) all industrial designs and any registrations and applications therefor throughout the world; (5) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world;
         (6) all databases and data collections and all rights therein throughout the world; (7) all software including, but not limited to,
         (i) Superior's web-enabled customer relation management applications

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

         that actively assists customers service representatives as well as customers directly in preventing and resolving benefit communications and administration problems in a highly personalized and customized manner (ii) as well as call source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (8) all permits, privileges or royalties;
         (9) all domain names and website addresses; (10) any similar, corresponding or equivalent rights to any of the foregoing and (11) all documentation related to any of the foregoing.

                  (b) Schedule 4.17 sets forth each item of Intellectual Property that is owned by Superior and that is used in or material to the conduct of Superior's business as it is currently conducted (the "Superior Intellectual Property"), including, without limitation, all software programs and databases, including any registration and/or application numbers therefor. Except as set forth on Schedule 4.17, Superior owns and will own on the Closing date each item of Superior Intellectual Property set forth on Schedule 4.17. Superior's patents, trademarks and copyrights that have been duly registered with, filed in or issued by, as the case may be, the U.S. Patent and Trademark Office and U.S. Copyright Office or other filing offices, domestic or foreign are listed on Schedule 4.17, and the same remain in full force and effect.

                  (c) Schedule 4.17 lists each item of Intellectual Property other than Superior Intellectual Property that is necessary for the conduct of, or otherwise material to, Superior's business as currently conducted and as planned to be conducted ("Other Intellectual Property"), including without limitation, all software programs. Superior has the right, by license or other agreement, to use each item of Other Intellectual Property.

                  (d) Schedule 4.17 sets forth all written or oral licenses, permissions and arrangements pursuant to which (a) Superior permits any Person to use any item of Superior Intellectual Property (b) Superior uses any Intellectual Property owned by any Person ((a) and (b) collectively, the "Intellectual Property Licenses"). Except as set forth on Schedule 4.17, all Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Liens.

                  (e) Superior has delivered to GPRE correct and complete copies of (1) all registrations and applications for any Superior Intellectual Property; (2) all Intellectual Property Licenses listed on Schedule 4.17; and (3) copies of any assignments pursuant to which Superior owns any Superior Intellectual Property.

                  (f) Except as set forth on Schedule 4.17: To Superior's knowledge (1) Superior is not in material default under any Intellectual Property License, and to Superior's knowledge, no such material default is currently threatened; (2) the operation of Superior's business as currently conducted does not infringe the proprietary rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction and Superior has not received any notice, oral or written, that alleges the contrary; (3) to Superior's knowledge, no Superior Intellectual Property and no Other Intellectual Property used by Superior under any Intellectual Property License is being infringed by any third party or group thereof; and (4) there is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to Superior's knowledge, threatened, that challenges Superior's rights with respect to any item of Superior Intellectual Property or any Other Intellectual Property used by Superior, or the validity or enforceability of any item of Superior Intellectual Property, nor are there any claims that any default exists under any Intellectual Property License.

                  (g) Except as set forth on Schedule 4.17, no item of Superior Intellectual Property or Other Intellectual Property, or any Intellectual Property License, is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal arbitrator, or other Governmental Authority that could affect the Seller's ability to use, license, or transfer such Superior Intellectual Property or its validity or enforceability.

                  (h) Superior has taken all steps that are reasonably required to protect Superior's rights in confidential information and trade secrets of Superior or Superior's business or provided by any third party to Superior. Without limiting the foregoing, Superior has, and enforces, a policy requiring each employee and contractor to execute proprietary information and confidentiality agreements in connection with Superior Intellectual Property.

         4.18 Consents. No consent, approval, qualification, order or authorization of, or filing with any governmental authority is required in connection with the offer and transfer of the Superior Stock by Controlling Manager or the consummation of any other transaction pursuant to this Agreement.

         4.19 Filings, Broker's Fees. Superior is not obligated to pay any broker's fee, finder's fee, investment banker's fee or other similar transaction fee in connection with the transactions contemplated hereby.

         4.20 Minute Books. The minute books of Superior, which shall have been provided to counsel for GPRE prior to the Closing if requested, contain a complete record of actions taken at all meetings of directors and Controlling Manager since formation and reflect all such actions accurately in all material respects.

         4.21 Real Property Holding Corporation. Superior is not a "United States real property holding corporation" as defined in section 897(c)(2) of the Code and Treasury Regulation section 1.897-2(b).

         4.22 Disclosure. Neither this Agreement, nor any agreement, certificate, statement or document furnished in writing by or on behalf of Superior to GPRE by Superior or the Controlling Manager in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE V
                      INDEMNIFICATION AND RESCISSION RIGHT

         5.01 Indemnification. For a period of one year from the Closing, GPRE agrees to indemnify and hold harmless Controlling Manager, and for the same period Controlling Manager agree to indemnify and hold harmless GPRE, against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder. The party claiming indemnity shall notify the indemnifying party and the indemnifying party shall have thirty (30) days in which to object. In the event of an objection, the dispute shall be settled by arbitration in Nevada pursuant to the rules of the American Arbitration Association.

         5.02 Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for one year from the Closing date. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

         5.03 Rescission Right. If, during the period beginning on the Closing date and ending on the 6 (six) month anniversary of the Closing (the "Rescission Period"), GPRE determines, in its sole discretion, that it is unable to build the proposed ethanol plant on the Property (i) primarily because of the form of any Debt Funding Document and/or the failure of any Transaction Prerequisite, or
(ii) because GPRE is not allowed to build the proposed plant at the Superior site due to any action of a local government that would definitively stop GPRE from building an ethanol plant at the proposed site in Superior, then GPRE may rescind this Agreement by giving written notice of rescission to Controlling Manager during the Rescission Period and, effective immediately upon such notice and through no further action of the parties, this Agreement shall be rescinded. In such event, GPRE shall cancel the Shares and shall return all Superior securities to Controlling Manager. Notwithstanding the foregoing, GPRE may shorten but not lengthen the Rescission Period, in its sole discretion, by giving written notice of the same to Controlling Manager.

         5.04 Negative Covenants. During the Rescission Period, Superior shall not, without the advanced written approval of Controlling Manager, which consent may be withheld in his sole discretion:

         (a) Change any location of any of the places of business or of the establishment of any new, or the discontinuance of any existing, place of business of Superior;

         (b) Spend any funds that are held by Superior;

         (c) Declare or pay any distribution on any Superior securities;

         (d) Liquidate or dissolve, or enter into any consolidation, merger, pool, joint venture, syndicate, or other combination, or sell, lease, or dispose of its business or assets as a whole or in part;

         (e) Create, incur, assume, or be liable for, contingently or otherwise, any indebtedness for borrowed money that did not exist at the Closing, or become liable as a surety, guarantor, accommodation endorser, or otherwise, for or on the obligation of any other person, firm, or corporation; or

         (f) Incur any contractual obligation(s) after the Closing date that involves, in the aggregate, more than $1,000.

         5.05 Holdback. During the Rescission Period, GPRE shall hold the Shares for the benefit of Controlling Manager. Upon expiration of the Rescission Period the Shares shall immediately be delivered to Controlling Manager. In the event that GPRE exercises its rescission right, then the Shares will immediately be cancelled and no Shares shall be deliverable to Controlling Manager. Notwithstanding GPRE's possession of the Shares during the Rescission Period, Controlling Manager shall have and enjoy all rights and privileges of ownership thereof (other than possession) during such period, unless and until GPRE shall have exercised its rescission right pursuant to Section 5.03 above.


                                   ARTICLE VI
                                  MISCELLANEOUS

         6.01 Further Assurances. At any time, and from time to time, after the Closing date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         6.02 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. The parties shall not have the right to assign their rights or obligations hereunder or any interest herein without obtaining the prior written consent of GPRE, Superior, and Controlling Manager.

         6.03 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) GPRE, (ii) Superior, and (iii) the Controlling Manager. Any amendment or waiver affected in accordance with this Section 6.03 shall be binding upon each party hereto.

         6.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. One or more counterparts of this Agreement or any Exhibit or Schedule hereto may be delivered via facsimile and such facsimile counterpart shall have the same effect as an original counterpart hereof.

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

         6.05 Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing addressed as provided below and if either (a) actually delivered at said address, (b) in the case of a letter, seven business days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified, return receipt requested or (c) transmitted to any address outside of the United States, by telecopy and confirmed by overnight or two-day courier:

         If to the GPRE, to it at Green Plains Renewable Energy, Inc., 7945 West Sahara Avenue, Suite 107, Las Vegas, NV, 89117, fax (702) 361.9308, attention:
President, or at such other address as GPRE shall have specified by notice to the parties.

         If to Superior, to it at 1739 Charles Avenue, Lawton, Iowa 51030, fax
(712) 944-4928, attention: Brian Peterson, or at such other address as Superior shall have specified by notice to the parties.

         If to Controlling Manager, to Brian Peterson at 1739 Charles Avenue, Lawton, Iowa51030, fax (712) 944.4928, or at such other address as Controlling Manager shall have specified by notice to the parties.

         6.06 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Iowa.

         6.07 Responsibility and Costs. All fees, expenses and out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses.

         6.08 General. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement and the other items referred to herein or therein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral.


         The undersigned have executed this Agreement as of the date first above written.

                                           GREEN PLAINS RENEWABLE ENERGY, INC.


                                           By:  /s/ Barry Ellsworth
                                              ----------------------------------
                                              Name: Barry Ellsworth
                                              Title: President

                                           SUPERIOR ETHANOL, LLC


                                           By:  /s/ Brian Peterson
                                              ----------------------------------
                                              Name: Brian Peterson
                                              Title: Manager


                                           By:  /s/ Brian Peterson
                                              ----------------------------------
                                              Name: Brian Peterson, individually

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